Exhibit 10.4

[FOOTHILL CAPITAL LETTERHEAD]

July 31, 2002

QAD Inc.
6450 Via Real
Carpinteria, California 93102
Attn: Christopher L. Greco, Treasury Manager

  Re:
  Amendment to Loan and Security Agreement

Dear Mr. Greco:

        Reference is made to that certain Loan and Security Agreement, dated as of September 8, 2000, by and between Foothill Capital Corporation ("Lender") and QAD Inc. ("Borrower"), as amended (as so amended, the "Loan Agreement"). Capitalized terms, which are used herein but not defined herein, shall have the meanings ascribed to them in the Loan Agreement.

        Borrower has requested Lender's consent for Borrower to incur certain obligations in connection with the development of certain real property, to sell other real property, and to re-set the covenants set forth in the following sections of the Loan Agreement:

  (i)
  Section 7.20(a)(i) (Minimum EBITDA);

  (ii)
  Section 7.20(a)(ii) (Tangible Net Worth); and

  (iii)
  Section 7.20(b)(i) (Capital Expenditures).

        By their respective signatures below, Lender and Borrower hereby agree to the following:

        1.    Effective as of Borrower's compliance with the Conditions (as defined below), the Loan Agreement shall be amended as follows:

          (a)  The following terms are added to Section 1.1 of the Loan Agreement:

      "California Development Plan" means Borrower's plan for development of the Ortega Hill Property.

      "Ortega Hill Property" means Borrower's Real Property commonly known as 2111 Ortega Hill Road, Summerland, California 93067."

      "Mark Hill Property" means Borrower's Real Property commonly known as 6390 Via Real Carpinteria, CA 93013.

          (b)  The term "Permitted Dispositions" in Section 1.1 of the Loan Agreement is deleted and replaced by the following:

      "Permitted Dispositions" means (a) sales or other dispositions by Borrower of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of Borrower's business, (b) sales by Borrower of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrower in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by Borrower, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of Borrower's business, (e) sale of the Real Property Collateral so long as there has not occurred any Event of Default which is continuing, and (f) the transfer to Caltrans of approximately one-quarter acre of the Ortega Hill Property, for use as a bike trail, as described in the California Development Plan."

          (c)  Section 7.20(a)(i) of the Loan Agreement is deleted and replaced by the following:

      Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$3,600,000	For the 12 month period ending July 31, 2002
$1,900,000	For the 12 month period ending October 31, 2002
($2,300,000)	For the 12 month period ending January 31, 2003"

          (d)  Section 7.20(a)(ii) of the Loan Agreement is deleted and replaced by the following:

      "Tangible Net Worth. Tangible Net Worth of at least the required amount set forth in the following table as of the applicable date set forth opposite thereto:

Applicable Amount	Applicable Date
$6,032,000	July 31, 2002
$2,687,000	October 31, 2002
$3,683,000	January 31, 2003"

          (e)  Section 7.20(b)(i) of the Loan Agreement is deleted and replaced by the following:

      "(b) Make:

              (i)    Capital Expenditures. Capital expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Applicable Amount	Applicable Period
$14,000,000	Fiscal Year 2003
$21,000,000	Fiscal Year 2004
$7,000,000	Fiscal Year 2005"

          (f)    Borrower wishes to develop the Ortega Hill Property. In connection with the development of the Ortega Hill Property, Borrower plans to do all of the following, all in accordance with the California Development Plan, a copy of which has been delivered to Lender:

            (i)    construction of two new buildings on the Ortega Hill Property;

            (ii)  demolition of the west wing (approximately 8,000 square feet) of the existing building on the Ortega Hill Property, in order to clear the site for the two buildings described in clause (i) (the "Demolition"); and

            (iii)  incur additional Indebtedness of no more than $20,000,000.

            (iv)  guarantee Indebtedness of no more than $20,000,000.

          Accordingly,

            (x)  Lender consents to the Demolition; and

            (y)  Schedule 5.20 is amended to add the debt described in clause (iii) above; and

            (z)  Schedule 7.6 is amended to add the guarantee described in clause (iv) above.

          (g)  Lender hereby consents to the sale of the Mark Hill Property Collateral, so long as:

            (i)    Prior to and after giving effect to such sale, no Event of Default has occurred which is continuing; and

            (ii)  Borrower causes 25% of the sales proceeds or $500,000, whichever is less, from the sale of the Mark Hill Property to be delivered to Lender within two business days from the close of escrow.

Upon the delivery to Lender of the sums described in clause (ii), Lender shall deliver the original unrecorded Mortgage to Borrower. The sums described in clause (ii) shall be applied first to interest due on the Term Loan, with the remainder to the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder).

        2.    Lender is willing to enter into this letter amendment, provided that Borrower complies with the following conditions precedent (collectively, the "Conditions") no later than July 31, 2002, time being of the essence:

          (a)  Borrower executes and delivers a copy of this letter agreement to Lender; and

          (b)  Borrower pays Lender a non-refundable fee of $35,000.

        3.    Subject to the satisfaction of the Conditions Lender hereby agrees to the amendments to the Loan Agreement provided herein; provided, however, that this letter agreement is not a waiver of the same provisions of the Loan Agreement in any other instance or of any Default of Event of Default. Lender is not obligated to provide this or any other consent.

        4.    This letter agreement constitutes an amendment to the Loan Agreement. Except as expressly set forth herein, the Loan Documents shall remain in full force and effect.

        5.    This letter may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

        Please indicate your agreement to the foregoing by executing a copy of this letter in the space below.

Sincerely,

FOOTHILL CAPITAL CORPORATION
By	/s/ JOHN NOCITA John Nocita
Its	Vice President

CONSENTED AND AGREED TO:
QAD INC.
By	/s/ KATHLEEN M. FISHER Kathleen M. Fisher
Its:	Executive Vice President Chief Financial Officer